EXHIBIT A

                                  WARP 9, INC.

                                 CODE OF ETHICS


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                                  WARP 9, INC.
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS


         Warp 9, Inc. (the "Corporation") believes that senior financial officers, including, but not limited to the Corporation's chief executive officer, principal financial officer, controller or principal accounting officer, and persons who perform similar functions (collectively, the "Senior Financial Officers"), hold an important and elevated role in corporate governance. The Corporation vests Senior Financial Officers with both the responsibility and authority to protect, balance, and preserve the interests of all persons involved with the Corporation, including but not limited to shareholders, customers, employees, and suppliers. Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Corporation's finance department.

         The Corporation shall consistently enforce its Code of Ethics through appropriate means of discipline. Violations of the Code of Ethics shall promptly be reported to the Corporation's Audit Committee. Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code of Ethics have occurred and, if so, shall determine the disciplinary measures to be taken against any Senior Financial Officer or member of the Corporation's finance department who has so violated this Code of Ethics.

         The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment, and restitution.

         Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and
(iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

I.       HONEST AND ETHICAL CONDUCT

         Senior  Financial   Officers  will  exhibit  and  promote  the  highest
standards of honesty and ethical conduct through the establishment and operation of policies and procedures that:

         o Encourage and reward professional integrity in all aspects of the finance department, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the finance department or the Corporation itself.

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         o        Prohibit  and  eliminate  the   appearance  or  occurrence  of
                  conflicts between what is in the best interest of the Corporation and what could result in material personal gain for a member of the finance department, including Senior Financial Officers. Such conflicts may include (i) employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by the Corporation,
                  (ii) acceptance of gifts, payment, or services from those seeking to do business with the Corporation, (iii) placement of business with a firm owned or controlled by an officer, director or employee of the Corporation or his/her family,
                  (iv) ownership of, or substantial interest in, a company that is a competitor, client or supplier of the Corporation, (v) acting as a consultant to a customer, client or supplier of the Corporation, or (vi) seeking the services or advice of an accountant or attorney who has provided services to the Corporation. Members of the finance department, including Senior Financial Officers, are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the member and the Corporation. Disclosure of any potential conflict is the key to remaining in full compliance with this Code of Ethics.

         o Provide a mechanism for members of the finance department to inform senior management promptly of deviations in practice from policies and procedures governing honest and ethical behavior.

         o Ensure that the Corporation's proprietary information not be disclosed to anyone without proper authorization.

         o Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance department.

II.      FINANCIAL RECORDS AND PERIODIC REPORTS

         Senior Financial Officers will establish and manage the Corporation's transaction and reporting systems and procedures to ensure that:

         o Business transactions are properly authorized and completely and accurately recorded on the Corporation's books and records in accordance with Generally Accepted Accounting Principles ("GAAP") and established Corporation financial policy.

         o The retention or proper disposal of Corporation records shall be in accordance with established industry financial policies and applicable legal and regulatory requirements.

         o Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

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III.     COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

         Senior Financial Officers will establish and maintain mechanisms to:

         o Educate members of the finance department about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance department and the Corporation generally, including but not limited to prohibitions against insider trading.

         o Monitor the compliance of the finance department with any applicable federal, state or local statute, regulation or administrative rule.

         o Identify, report, and correct in a swift and certain manner any detected deviations from applicable federal, state or local statute or regulation.

         o Ensure that disclosure in documents filed with the Securities and Exchange Commission and in other public communications is full, fair, accurate, timely, and understandable.



























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